Exhibit 99.1


                   Sono-Tek Announces Second Quarter Earnings


(October 13, 2005-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,579,779 for the three months ended August 31, 2005, an increase of 4% or $64,842 compared to sales of $1,514,937 for the same period of last year. For the six months ended August 31, 2005, the Company reported sales of $3,412,144, an increase of 25% or $690,775 compared to sales of $2,721,369 for the same period of last year. The Company's first half sales levels have increased as the result of continued new product development efforts and related marketing thrusts, and expansion into international markets. The second quarter sales do not include any major Widetrack projects, which provided significant revenues in recent quarters, and which we are pursuing for future quarters.

Net income for the three and six months periods ended August 31, 2005 was $156,777 and $386,175, respectively, compared to $207,114 and $341,724, respectively for prior year periods.Net income increased by 13% for the six month period ended August 31, 2005 when compared to the same period last year. Net income decreased by 24% for the three month period ended August 31, 2005 when compared to the same period last year. The reduction in net income during the current quarter was related to Company initiatives to ensure the future growth of the Company. The Company is focusing on product and marketing expansion in new technical and geographical areas.

The balance sheet is improved from last year at this time with working capital of $2,790,095 at August 31, 2005 versus $1,306,166 at August 31, 2004, and shareholders' equity improved from $1,074,507 at August 31, 2004 to $3,314,011 at August 31, 2005. The Company has reduced its total debt to $39,379, resulting in a very favorable debt to equity ratio.

According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "We are expending significant time and effort in the creation of newer versions of our products to meet the needs of both the developed and developing world, and the evolution of the electronics and medical industries. We also are working hard to create new business opportunities around our successes in glass and other WideTrack coating areas. We believe this is a good use of some of our current resources, since it provides the potential for the future growth of the business."

Further he stated, "Sono-Tek was founded in 1975, at the time of the previous energy crisis, on the premise that the ultrasonic atomization nozzle could play a role in reducing oil consumption in home heating systems. That crisis faded before commercialization of our ultrasonic oil burner nozzle, but a new and higher energy cost environment is upon us now. We are looking into ways to combine our nozzle technology with appropriate marketing partners to address the needs for oil conservation that will be a long term fact of life here and overseas."

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


                              Sono-Tek Corporation
                             Selected Financial Data

                                    Six Months Ended August 31,    Three Months Ended August 31,
                                         2005         2004              2005          2004
                                      ------------------------       ------------------------

Net Sales                             $3,412,144    $2,721,369       $1,579,779    $1,514,937
                                      ==========    ==========       ==========    ==========

Net Income                              $386,175      $341,724         $156,777      $207,114
                                      ==========    ==========       ==========    ==========

Basic Earnings Per Share -                 $0.03         $0.03            $0.01         $0.02
                                      ==========    ==========       ==========    ==========

Diluted Earnings Per Share -               $0.03         $0.03            $0.01         $0.02
                                      ==========    ==========       ==========    ==========

Weighted Average Shares - Basic       14,066,199    11,014,757       14,179,910    11,176,044
                                      ==========    ==========       ==========    ==========

Weighted Average Shares - Diluted     14,397,528    13,064,644       14,449,440    13,151,455
                                      ==========    ==========       ==========    ==========